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							OMB Number:3235-0145
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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13G

			Under the Securities Exchange Act of 1934
					  (Amendment No. 1)

				CITADEL HOLDING CORPORATION
					(Name of Issuer)

						Common Stock
				(Title of Class of Securities)

						172862104
					   (CUSIP Number)

					September 15, 1998
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

					/___/	Rule 13d-1(b)
					/_X_/	Rule 13d-1(c)
					/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)						Page 1 of 9 pages

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CUSIP No. 172862104					Page 2 of 9 Pages

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Lawndale Capital Management, LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/X/
	(b)/ /
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3	SEC USE ONLY

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4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
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	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				22,700
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						22,700
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9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	22,700
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.3
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	OO, IA
----------------------------------------------------------------

       								Page 3 of 9 Pages
CUSIP No. 172862104

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Andrew E. Shapiro
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/X/
	(b)/ /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			0
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			22,700
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			0
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					22,700
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	22,700
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.3
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN
----------------------------------------------------------------

CUSIP No. 172862104					Page 4 of 9 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Diamond A Partners, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/X/
	(b)/ /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				19,400
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						19,400
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	19,400
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.3
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------

CUSIP No. 172862104					Page 5 of 9 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Diamond A Investors, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/X/
	(b)/ /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				3,300
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						3,300
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	3,300
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.05
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------

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CUSIP No. 172862104			13G		Page 6 of 9 Pages

ITEM 1.

     (a)  The name of the issuer is Citadel Holding Corporation(the
"Issuer").

     (b)  The principal executive office of the Issuer is located at 550
S. Hope St., Suite 1825, Los Angeles, CA 90071.

ITEM 2.

     (a) The names of the persons filing this statement are Andrew E. Shapiro ("Shapiro"), Lawndale Capital Management, LLC ("Lawndale"), Diamond A Partners, L.P. ("DAP") and Diamond A Investors, L.P.
("DAI")(collectively, the "Filers").

     (b) The principal business office of the Filers is located at One Sansome St., Suite 3900, San Francisco, CA 94104.

     (c)  See Item 4 of the cover sheet for each Filer.

     (d) This statement relates to shares of common stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 172862104.


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CUSIP No. 172862104		13G			Page 7 of 9 Pages

ITEM 3.  If this statement is filed pursuant to rule 240.13d-1(b) or